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                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE


                  [ADVANCED NEUROMODULATION SYSTEMS LETTERHEAD]


                        ADVANCED NEUROMODULATION SYSTEMS
                     COMPLETES MICRONET MEDICAL ACQUISITION


         DALLAS, TEXAS, November 26, 2002 -- ADVANCED NEUROMODULATION SYSTEMS, INC. (ANS) (NASDAQ:ANSI) announced today that it has completed its previously announced acquisition of MICRONET MEDICAL, INC. (MICRONET), a developer of medical devices based on proprietary micro-lead technology.

         Under the terms of the transaction, which was structured as a merger, ANS acquired only Micronet's proprietary technology and certain associated tangible assets. Micronet's OEM and sterilization operations, other tangible assets, certain liabilities and certain employees have become part of a separate unaffiliated company. The unaffiliated company will continue to serve Micronet's OEM and sterilization customers without interruption. ANS assumed no material debt, liabilities, or overhead in the transaction.

         To acquire Micronet, ANS paid the Micronet shareholders $500,000 in cash and 156,302 shares of ANS Common Stock with a value of $5,233,000, based on the average trading price for the 30 days preceding closing. In addition, if certain product, regulatory approval and sales milestones are met, ANS could pay the former Micronet shareholders an additional number of shares of Common Stock with an aggregate value of up to $9,000,000. Important milestone deadlines occur six, twelve and eighteen months following the closing for product milestone purposes, while other milestones depend on the receipt of regulatory approvals and meeting an aggregate sales milestone. All milestones must be met within the next four to five years, depending on the milestone.

ABOUT ADVANCED NEUROMODULATION SYSTEMS

         Advanced Neuromodulation Systems designs, develops, manufactures and markets implantable systems used to manage chronic intractable pain and other disorders of the central nervous system. Forbes magazine recently recognized ANS as one of America's 200 Best Small Companies. Additional information is available at www.ans-medical.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:


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         Statements contained in this press release that are not based on historical facts are "forward-looking statements." Terms such as "plan," "should," "would," "anticipate," "believe," "intend," "estimate," "expect," "predict," and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: market acceptance of the Micronet lead; completion of new products in an efficient and timely manner; obtaining regulatory approvals on a timely and cost-efficient basis; the satisfactory completion of clinical trials and/or market tests; the adequacy, acceptability and timeliness of component supply; the accounting determination of the value of the intangible assets acquired, the resolution of other accounting matters and the resulting impact on financial statement presentation; reimbursement; competition; and other risks detailed from time to time in the Company's SEC filings. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, anticipated results could differ materially from those forecast in forward-looking statements.